ACNB Bank Salary Savings Plan

01/22

PLAN HIGHLIGHTS

Plan Highlights briefly describes the plan. The rest of this booklet explains in greater detail how the plan works.

We started the plan on January 1, 1993.

The plan:

- Lets you defer a percentage of your pay by making 401(k) elective deferral contributions under the plan.

- Matches a percentage of your 401(k) elective deferral contributions. That's extra money for you.

- Provides that you are 100% vested (see Part 3) in your account resulting from:

  any money you contribute

  matching contributions

- Gives you tax deferral on any earnings until you receive them as benefits.

- Offers different ways to receive your benefits. You choose the right way for you.

If you are already making 401(k) elective deferral contributions, you are on your way to a more secure future. If you aren't making 401(k) elective deferral contributions, there's still time to start.

About This Booklet

This booklet is the summary plan description. It explains how the plan currently works, when you qualify for benefits, and other information.

If any part of this summary plan description (booklet) conflicts with the terms of the plan, the terms of the plan will be followed. The plan is much more detailed.

The terms "your account" and "your vested account" refer to the account that has been set up for you under the plan. This account includes the amounts contributed to the plan on your behalf and any investment gains and losses. Use of these terms does not give you any rights to the account or any assets of the plan other than those described in this booklet.

The terms "in writing" and "written" generally refer to paper documents. These terms may also refer to an electronic means of sending or receiving information that is acceptable to the plan administrator and is allowable by law.

Ask the plan administrator if you have questions. Part 7 of this booklet lists the plan administrator's name and address.

TABLE OF CONTENTS

JOINING THE PLAN..PART 1
- When You Join
- Signing Up
- Changes in Your Participation

CONTRIBUTIONS TO THE PLAN...PART 2
- 401(k) Elective Deferral Contributions
- Matching Contributions
- Makeup Contributions
- Helpful Terms
- Limits

YOUR ACCOUNT: VESTING AND GENERAL INFORMATION.............PART 3
- Your Account
- Investing Your Account
- Vesting in Your Account
- You Can Borrow From Your Account

WHEN THE PLAN PAYS BENEFITS...PART 4
- At Retirement
- Required Beginning Date
- Withdrawals From Your Account
- At Termination
- At Death
- Tax Considerations

HOW THE PLAN PAYS BENEFITS..PART 5
- At Termination or Retirement
- Death Benefits Before Benefits Begin
- Forms to Choose
- A Spouse's Rights

IMPORTANT INFORMATION FOR YOU...PART 6
- Your Rights
- Qualified Domestic Relations Order (QDRO)
- The Plan Administrator
- Processing Distributions and Other Transactions
- Direct Rollovers
- Rollovers From Other Plans
- Top-heavy Plans
- Assigning Your Benefits
- Your Social Security Benefits
- Claiming Benefits Under the Plan

- Plan Expenses
- Changing or Stopping the Plan
- The Plan and the Pension Benefit Guaranty Corporation (PBGC)
- Military Service

FACTS ABOUT THE PLAN...PART 7

PART 1 JOINING THE PLAN

When You Join

You join the plan as an active participant on the January 1, April 1, July 1, or October 1 on or after you meet these requirements:

- You are an employee.
- You have 6 months of entry service.
- You are age 20 1/2 or older.

This date is your entry date.

If you are an acquired employee, you may be excluded from the plan for a period of time, as determined by us and in accordance with requirements of the Internal Revenue Code. You are an acquired employee if we purchased the assets of a company (or any similar transaction), and you worked for that company before the purchase and were hired by us at the time we purchased such assets. This exclusion will only apply during the transition period (the period beginning on the date of the transaction and ending on the last day of the next plan year following the date of the transaction) or an earlier date as required by law or as elected by us.

Entry service means the sum of all of your periods of service. A period of service starts when you start working for us. It ends on the earlier of the date you stop working (you quit or are discharged) or the date you are absent from work one year. Any period of time of less than one year when either you are not working for us, or you are absent from work because of vacation or some other reason, will count as a period of service.

Entry service includes service with:

- Farmers National Bank of Newville
- New Windsor State Bank
- Frederick County Bank

Signing Up

If you are an employee, you are automatically enrolled to defer a percentage of your pay, unless you choose a different percentage. You may choose to defer a different percentage, including zero, by enrolling online at www.principal.com. Once you are

logged in, you will see a welcome screen with directions on how to enroll in this plan online. Part 2 tells you more about these contributions.

You need to name the person who will receive any death benefit if you die before retirement. If you name someone other than your spouse and you have been married at least one year, your spouse must agree in writing to your selection.

You need to tell us how you wish to use the investment options available for your account (see Part 3).

Changes in Your Participation

You become an inactive participant on the date you no longer work for us. You stop being a participant on the date you are not an employee and your account is zero. You rejoin the plan as an active participant when you work another hour for us.

PART 2 CONTRIBUTIONS TO THE PLAN

Plan contributions create an account for you. That account holds your money. Contributions share in investment earnings or losses. You don't pay taxes on any earnings until later - when you receive that money.

401(k) Elective Deferral Contributions

You are automatically enrolled to defer 6% of your pay as of the date you become a participant in the plan, unless you choose a different percentage or you choose not to defer (see Part 1).

If you do not choose a different percentage (including zero), the percentage will be automatically increased each April 1 by 1% up to a maximum percentage of 12%.

If you choose not to defer and 401(k) elective deferral contributions have been automatically withheld from your pay, you may request that these amounts be paid directly to you by completing the proper form. If you request a withdrawal of the automatic deferrals, your elective deferral contributions will stop, unless you complete an elective deferral agreement to make future deferrals. You must request the withdrawal within 90 days after the first automatic 401(k) elective deferral contribution is made to your account. Any matching contributions that may have been made to your account because of the automatic deferrals will be removed from your account and will be treated as a forfeiture.

Your 401(k) elective deferral contributions will begin or change as soon as administratively feasible following your entry date or any following January 1, April 1, July 1, or October 1.

Your agreement to stop your deferrals may be made on any date and will be effective as soon as administratively feasible following that date.

Your 401(k) elective deferral contributions are pre-tax elective deferral contributions. These contributions reduce your total taxable income which reduces your current taxes. These contributions and any earnings will be taxed later when received as a benefit.

Your 401(k) elective deferral contributions:

- **Give** you an additional return on your dollars through our matching contributions.

- **Build** income for your retirement years.

- **Reduce** your income taxes, letting you save for the future with dollars you would otherwise pay in current taxes.

- **May provide** investment earnings that aren't taxed until you get your benefits.

You may make catch-up contributions in a taxable year if you will be at least age 50 by the end of that year. Catch-up contributions are 401(k) elective deferral contributions in excess of any limit on such contributions under the plan. For 2021, the maximum catch-up contribution is $6,500. For years after 2021, the maximum is subject to change each year for cost of living changes.

Social Security tax is based on your income before you defer. That means your Social Security benefits stay the same no matter how much you defer.

Federal law limits the amount you can defer under all plans. You can find information about the limits at the end of Part 2.

Matching Contributions

Our matching contributions give you an additional return on the amount you defer. We will make a matching contribution equal to 100% of your 401(k) elective deferral contributions which are not over 3% of your pay, plus 50% of your 401(k) elective deferral contributions which are over 3% of your pay, but are not over 5% of your pay.

Matching contributions are calculated based on your pay and 401(k) elective deferrals for the plan year (see Part 7). Matching contributions are made for all persons who are eligible for a matching contribution.

You are eligible for a matching contribution on any December 31, if you were an active participant at any time during the plan year.

Makeup Contributions

You can make up missed 401(k) elective deferral contributions when you return to work for us after a period of qualified military service as required by law. If you make up such 401(k) elective deferral contributions, we will make any matching contributions that apply.

Helpful Terms

Pay means your total pay including your elective contributions to any of our plans. For purposes of your 401(k) elective deferral contributions and matching contributions, pay excludes any expense repayments or other allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits.

Elective contributions are salary reduction amounts contributed by an employer at an employee's election to a 401(k) plan, simplified employee pension, cafeteria plan, qualified transportation fringe benefit plan, or tax sheltered annuity. Elective contributions also include amounts deferred under a 457 plan. Pay includes differential wage payments

(amounts we pay to you while you are on military duty that are in addition to your military pay).

Limits

401(k) Elective Deferral Limits

The law limits the amount you may defer in any tax year. For 2021, the limit under all plans of our type is $19,500. For years after 2021, the limit is subject to change each year for cost of living changes. If you are also a participant in a plan of an unrelated employer, this limit applies to the amount you defer under both plans. The combined limit for unrelated plans is increased if you will be at least age 50 by the end of the year. For 2021, the increase will be $6,500 for a combined limit of $26,000. For years after 2021, the increase is subject to change each year for cost of living changes. If you are over the limit, you should request one or both plans to pay any excess to you. Only amounts over the limit may be paid to you, but you may choose whether it is paid from one or both plans. If you don't have the excess paid to you, it is taxable to you, but stays in the plans to be taxed again later when you receive it. Under our plan, you must tell the plan administrator by March 1 of the following year if you want any excess paid to you. If excess 401(k) elective deferral contributions are paid to you, any matching contributions made because of those 401(k) elective deferral contributions will be forfeited.

If you are a highly paid employee, the law may limit your contributions and our matching contributions. Because of the limit, we will either restrict the amount you can contribute in the future, or return your contributions over the limit. Your returned 401(k) elective deferral contributions will be treated as regular taxable income. If 401(k) elective deferral contributions are paid to you, any matching contributions made because of these 401(k) elective deferral contributions will be forfeited. Other vested contributions over the limit will be paid to you. The amount paid to you will include any earnings.

Pay Limits

The law limits the amount of pay that may be used to determine contributions each year. The 2021 limit is $290,000. This limit is subject to change each year for cost of living changes. You may defer on pay over this limit provided your 401(k) elective deferral contributions otherwise satisfy any applicable limit.

415 Limits

The law also limits the amount of contributions that can be made for or by you to the plan in a year to the lesser of 100% of pay or a dollar limit. This limit applies to all defined contribution plans of ours and any related employers. The dollar amount for years

beginning after December 31, 2020, is $58,000. This amount is subject to change each year for cost of living changes.

Ask the plan administrator if you want to know more about these limits.

PART 3 YOUR ACCOUNT: VESTING AND GENERAL INFORMATION

Your Account

Your contributions and the contributions we make for you are credited to your account. Your account equals the current value of these contributions.

Investing Your Account

Contributions made to your account are invested to provide benefits under the plan. We decide which investment options are available for your account.

Many investment options have charges and restrictions that apply when you remove money or transfer funds. The dollar amount that can be removed or transferred may be restricted along with the dates on which such transactions can be made. The plan administrator can tell you more about these charges and restrictions and when they will apply.

You decide how to use the investment options for your contributions and the contributions we make for you.

From time to time we may add, remove, or change the investment options available to you. If this happens, you will be notified of the changes and the investment options available to you at that time. You must then tell us how you want your account invested based on the available investment options. If you do not provide us with your choices, or if you do not provide them in the time frame required, we will invest the applicable portion of your account according to the investment documents related to the plan.

The plan administrator will tell you more about the investment options.

Vesting in Your Account

The part of your account to which you always have a right is called your vested account.

Under this plan, you are always 100% vested in your total account.

You Can Borrow From Your Account

Loans are available under the plan. As rules issued by the Department of Labor emphasize, however, the plan's primary purpose is to provide retirement income for you. These rules help make sure your money is available when you retire.

You must be a party-in-interest who is a participant or beneficiary to receive a loan. The Employee Retirement Income Security Act of 1974 (ERISA) defines a party-in-interest. Most people cease to be a party-in-interest when they stop working for us. Loans are made on a reasonably equal basis under the plan's loan policy. That means the limits and rules in the following paragraphs apply in the same way to all such participants.

The loan will be limited to the amount you may borrow without the loan being treated as a taxable loan to you. Generally, the loan may not be more than 50% of your vested account or $50,000, reduced by any outstanding loan balance, if any during the one-year period ending on the day before your new loan is made, if less. If you live in an area affected by a natural disaster, Federal relief laws may change the maximum amount available to you as a loan. The plan administrator (see Part 7) can tell you if disaster relief exists and, if you qualify, the amount you may take as a loan. The minimum loan is $1,000. You may be granted one loan during any one-year period. Only one loan may be outstanding at a time. Your vested account will provide the security for the loan. You may not use your account as a security for a loan outside the plan.

A charge or restriction might apply for some investment options if you are granted a loan. Talk with the loan administrator (see Part 7) before you request a loan.

Because a loan may reduce benefits payable to your spouse at a later date, if you are married you may need to have your spouse's consent to make or revise a loan.

The interest rate will be based on the rates available for similar loans from commercial lending institutions. The loan administrator periodically examines the rates such lenders are using. Once a loan is granted, the interest rate on that loan will not change.

When you are granted a loan, you will need to sign a "promissory note." A promissory note is your written promise to repay the loan. The note will contain information about your loan such as the amount loaned to you, the interest charged, and any processing fees or late charges. You must assign the security for the loan to the plan when the loan is granted.

As you repay the loan, the principal and interest are credited to your account. A loan to a participant does not affect the account of any other participant.

Payment due dates and the length of the repayment period will be set out in the promissory note. Payments will be due at least quarterly. The repayment period won't be longer than five years. If you live in an area affected by a natural disaster, Federal relief laws may allow you extra time to repay your loan. If repayment is delayed, subsequent repayments will be adjusted to reflect the delay and any interest accrued during the delay period. The plan administrator (see Part 7) can tell you if disaster relief exists and, if you qualify, when your repayment is due. Payroll deduction will be used to repay the loan if available. You may repay the loan before it is due. A processing fee may be charged as set out in the promissory note for payments which are not made by payroll deduction.

If any amount remains unpaid for more than 90 days after due the loan will be in default. Upon default the entire principal balance and interest will become immediately due and payable. The amount of the outstanding loan will be treated as a distribution and will be taxable to you. To recover the amount due, the plan may use any part of your vested account available for distribution to you.

Processing fees, late charges or extra costs incurred by the plan if you default on a loan will be charged to your account.

However, no default will occur if payments are not made while you are actively serving in the military or for a period up to one year during an approved unpaid leave of absence, other than military leave. The plan administrator has established guidelines for making up these past payments after you return to work following such period of active military service or approved unpaid leave of absence.

Sixty days after you stop working for us and are not a party-in-interest, the balance of any outstanding loan is due. This does not apply if you are affected by a business event that results in a change of employer and your new employer's plan will accept the outstanding loan as part of a direct rollover (see Part 6).

The balance of any outstanding loan is due 60 days after the plan terminates.

You may request a loan by calling the Principal Financial Group® at 1-800-547-7754 and using the interactive voice response system, logging on to www.principal.com (if available), or contacting the loan administrator for instructions.

PART 4 WHEN THE PLAN PAYS BENEFITS

Your vested account will be used to provide benefits. If you stop working for us and your vested account is $5,000 or less, your benefits will be paid to you at that time. See Part 5 for how the plan pays benefits.

At Retirement

Benefits will start on or after your normal retirement date if you are not working for us, you have a vested account under the plan, and you have elected the form of benefit to be paid to you. You may choose to have benefits paid on this date even if you are still working for us.

If you continue working for us after your normal retirement date, your benefits will start on your late retirement date, unless you elect otherwise.

Normal retirement date means the earliest first day of the month on or after the date you reach age 65.

Late retirement date means, if you continue working for us after your normal retirement date, the first day of the month on or after the date you stop working. You may choose to have your benefits start on the first day of any month after your normal retirement date and before you stop working. If you do, that date becomes your late retirement date. Your benefits may begin after your late retirement date. If you think you would like to delay your benefits, talk to the plan administrator before your late retirement date.

Required Beginning Date

Under the law you must begin receiving benefits by your required beginning date. Your required beginning date is the April 1 following the later of the calendar year in which you reach age 72 or stop working for us. However, if you are a 5% owner, your benefits must begin by the April 1 following the calendar year in which you reach age 72.

Withdrawals From Your Account

Your request for withdrawal must be in writing on a form provided by the plan administrator. You must complete and return it before the date of withdrawal.

Federal law may require you to have your spouse's consent.

A charge or restriction might apply for some investment options if you make a withdrawal. Talk with the plan administrator before you complete the form.

You may withdraw all or any part of your vested account resulting from rollover contributions (see Part 6). You may make two such withdrawals during any one-year period.

If you have a financial hardship, you may be able to withdraw all or any part of your vested account resulting from:

- 401(k) elective deferral contributions

Financial hardship means hardship due to immediate and heavy financial need. Federal rules allow hardship withdrawals for these reasons:

- To pay medical expenses that would be tax deductible (without regard to whether the expenses exceed the stated limit on adjusted gross income).
- To purchase your primary home, stop your eviction from your primary home, or stop foreclosure on such home.
- To pay tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for you, your spouse, your children, or your dependents (as defined in the plan).
- To pay funeral or burial expenses for your parents, your spouse, your children, or dependents (as defined in the plan).
- To pay expenses to repair damage to your primary home that would be tax deductible (without regard to whether the expenses exceed 10% of adjusted gross income).
- To pay your expenses and losses (including loss of income) on account of a disaster declared by the Federal Emergency Management Agency (FEMA), provided your principal home or place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster.

You may have a withdrawal for financial hardship only if you have received all other withdrawals available to you under our plan(s). You may not withdraw more than the amount of your immediate and heavy financial need. The amount of the withdrawal may include the amount of taxes that will result from the withdrawal.

At Termination

If you stop working for us before you are eligible to retire, you may choose to have all or any part of your vested account paid to you at any time.

You may leave your account under the plan if your vested account is more than $5,000. It will continue to participate in the plan investments and provide benefits when you retire or die.

At Death

If you die before benefits start, your vested account will be paid to your spouse or beneficiary under one or more of the forms available under the plan (see Part 5). If you die after you start receiving benefits, death benefits will be paid according to the form you chose. Not all forms have death benefits.

Tax Considerations

Benefits you receive are normally subject to income taxes. You may be able to postpone or reduce the taxes that would otherwise be due. In addition, benefits you receive before age 59 1/2 may be subject to a 10% penalty tax.

Each person's tax situation differs. Your tax advisor can help you decide the best way for you to receive benefits.

PART 5 HOW THE PLAN PAYS BENEFITS

You make an important choice when you decide how to receive your benefit. Things to consider include the money you will need every month, any death benefits you want to provide, and your tax situation.

If your vested account is more than $5,000, you may choose to have your vested account paid under any of the optional forms available under the plan. The plan administrator or your tax advisor can help you make your choice. You may also call Principal Financial Group® at this toll-free number for answers to your benefit questions: 1-800-547-7754.

The amount of the payments will depend on the amount of your vested account and the optional form chosen. If the optional form pays you a monthly income for life, the amount of the payments will depend on your age. If the option also provides a monthly income for the life of someone who survives you, the amount of the payments will also depend on the age of your survivor.

At Termination or Retirement

If your vested account is $5,000 or less, your vested account will be paid to you in a single sum. Federal law requires the plan to automatically roll your vested account to an IRA in a direct rollover (see Part 6) if:

- your vested account is more than $1,000
- you have not reached age 65
- you do not elect to have your vested account paid to you in a single sum or rolled to another retirement plan or an IRA of your choice in a direct rollover

For more information regarding the designated IRA for automatic rollovers see Part 7. For questions regarding the automatic rollover rules, contact the plan administrator or call Principal Financial Group® at this toll free number: 1-800-547-7754.

If your vested account is more than $5,000, you may choose from the forms of benefit described in Forms to Choose below. You may need your spouse's consent to choose a form of benefit. See A Spouse's Rights below. You may change or cancel your choice at any time before benefits start.

If you don't choose a form or your spouse revokes consent (if consent is needed), your benefits are paid as follows:

- If you are married, benefits are paid to you monthly for life. After your death 50% of your monthly income is paid to your spouse for as long as your spouse lives. If both you and your spouse die before the total amount paid equals the amount used

to purchase the annuity, payments continue to your beneficiary until the total amount paid equals the purchase price.

- If you are single, benefits are paid to you monthly for life. If you die before the total amount paid equals the amount used to purchase the annuity, payments continue to your beneficiary until the total amount paid equals the purchase price.

Death Benefits Before Benefits Begin

You may name a beneficiary at any time. You may need your spouse's written consent to choose someone other than your spouse as your beneficiary. If you marry after naming a beneficiary who is not the person you marry, the beneficiary you had named will no longer be your beneficiary after you have been married for a full year, unless your current spouse's written consent is obtained. See A Spouse's Rights below. You may change your beneficiary at any time.

If your vested account is $5,000 or less, your vested account will be paid to your beneficiary in a single sum.

If your vested account is more than $5,000 and your beneficiary is your spouse, your spouse can choose an optional form of death benefit. Otherwise, you may choose an optional form of death benefit for a beneficiary. If you don’t choose, that beneficiary may choose an optional form. Generally, a beneficiary can elect a single sum or any of the annuity options that are available to you at retirement other than a monthly income that continues for the life of a survivor upon death. Any choice of the form of payment by your spouse or beneficiary must be made before benefits begin.

If an optional form of death benefit is not chosen, death benefits are paid as follows:

- If you are married and your spouse is your beneficiary and you have been married for the full year before your death, death benefits are paid to your spouse monthly for as long as your spouse lives. If your spouse dies before the total amount paid equals the amount used to purchase the annuity, payments continue to your spouse’s beneficiary until the total amount paid equals the purchase price.

  Your spouse may choose when benefits start. Benefits must start by the later of the end of the next calendar year or the end of the calendar year you would have reached age 72.

- If you are married and your spouse is not your beneficiary or you have not been married for the full year before your death, death benefits are paid to your beneficiary in a single sum.

- If you are single, death benefits are paid to your beneficiary in a single sum.

Because of federal rules regarding when death benefits must begin and how death benefits can be paid, your beneficiary should contact the plan administrator to determine what options are available and when elections must be made.

Forms to Choose

The plan offers the following optional forms of benefit:

Annuity Options

- A monthly income to you for life. No benefits are payable after your death.
- A monthly income to you for life. If you die before the end of a certain number of years (you may choose 5, 10, or 15 years), payments continue to your beneficiary until that period ends.
- A monthly income to you for life. If you die before the total amount paid equals the amount used to purchase the annuity, payments continue to your beneficiary until the total amount paid equals the purchase price.
- A monthly income to you for life. You choose a percentage (50%, 66 2/3%, 75%, or 100%) of your monthly income to continue for the lifetime of a survivor you name. If both you and your survivor die before the total amount paid equals the amount used to purchase the annuity, payments continue to a beneficiary until the total amount paid equals the purchase price.
- A monthly income paid to you for a fixed period of time (not less than 60 months). If you die before the end of the fixed period, payments continue to your beneficiary until that period ends.

Other Options

- A single sum payment.
- A series of substantially equal annual payments over a fixed period of whole years. You can choose to receive the payment on an annual, semi-annual, quarterly, or monthly basis. You may also request extra payments. Your payments in the calendar year in which you reach age 72 and later calendar years will be increased to the extent necessary to satisfy the minimum payment required by law.
- A specified dollar amount each year. You can choose the amount and can choose to receive the payment on an annual, semi-annual, quarterly, or monthly basis. You may also request extra payments. Your payments in the calendar year in which you reach age 72 and later calendar years will be increased to the extent necessary to satisfy the minimum payment required by law.

A charge or restriction might apply for some investment options if you take all or any part of your account in a single sum. Talk with the plan administrator before making this choice.

A Spouse's Rights

Benefit Payments

Federal law may require you to have your spouse's consent to start benefits before the date you reach age 65. No consent is needed if your benefits are to be paid to you monthly for life with 50% of your monthly income paid to your spouse after your death.

Federal law may require you to have your spouse's consent to any form of benefit that does not pay a monthly income to you for life with 50% of your monthly income paid to your spouse after your death. Your spouse has the right to limit consent to a specific optional form of benefit or to limit consent to a specific beneficiary for any form that pays a death benefit. Your spouse can waive one or both of these rights.

Your spouse may revoke consent at any time before benefits begin. A spouse's consent is not valid for a former or a future spouse of yours.

Beneficiary

If you have been married for a full year, you will need your spouse's written consent to change the beneficiary you name for death benefits that are payable if you die before your benefit payments start. Any consent given by your spouse before the first day of the plan year (see Part 7) in which you reach age 35 will not be valid after the first day of that year. A new consent must be obtained. If you stop working before this date, however, any consent given by your spouse after you stop working will remain valid for benefits from contributions made before you stopped working.

Your spouse may also consent to let you make future changes without his or her consent. If not, you will need a new consent to make a new choice. You do not need your spouse's consent to cancel a choice.

Your spouse may revoke consent at any time before your death. A spouse's consent is not valid for a former or a future spouse of yours.

PART 6 IMPORTANT INFORMATION FOR YOU

Your Rights

As a participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants are entitled to:

Receive Information About The Plan and Benefits

Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and, if applicable, collective bargaining agreements that include provisions to establish, operate, or govern the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of all documents governing the plan, including insurance contracts and, if applicable, collective bargaining agreements that include provisions to establish, operate, or govern the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Obtain a statement of your account values and what part of these values would be yours if you stop working under the plan now. If you do not have a right to these values, the statement will tell you how many more years you have to work to get a right to all or a part of these values. This statement will be provided to you in writing at least once each calendar year quarter. The plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union (if applicable), or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Qualified Domestic Relations Order (QDRO)

A domestic relations order is a judgment, decree, or order that provides child support, alimony payments, or marital property rights. A domestic relations order may give all or part of your plan benefits to an alternate payee if it is determined to be a qualified domestic relations order (QDRO). An alternate payee is your spouse, former spouse, child or dependent. In order to be a QDRO, the domestic relations order must include certain information and meet certain other requirements.

The plan administrator is required to set up detailed procedures for determining if a domestic relations order is a QDRO. You and the alternate payee may get a copy of these procedures, without charge, from the plan administrator.

The Plan Administrator

The plan administrator has the full power to decide what the plan provisions mean; to answer all questions about the plan, including those about eligibility and benefits; and to supervise the administration of the plan. The plan administrator's decisions are final.

Processing Distributions and Other Transactions

Distributions, investment directions, trades, and similar transactions will be completed as soon as administratively possible once the information needed to complete such transaction has been received from you or whoever is providing the information. The time it takes to complete a transaction is not guaranteed by the plan, plan administrator, trustee, insurer, or us.

We, the plan administrator, or the trustee reserve the right not to value an investment option on any given valuation date for any reason deemed appropriate by us, the plan administrator, or the trustee.

Factors such as failure of systems or computer programs, failure of transmission of data, forces that can't be controlled or anticipated, failure of a service provider to timely receive values or prices, and corrections of errors will be used to determine how soon it is possible to complete a transaction. While it is anticipated that most transactions will be completed in a short period of time, in no event will the time needed to process a transaction be deemed to be less than 14 days. The processing date of a transaction will be binding for all purposes under the plan and considered the applicable valuation date for any transaction.

Direct Rollovers

Certain benefits that are payable to you may be paid directly to another retirement plan or IRA. The plan administrator will give you more specific information about this option when it applies.

Rollovers From Other Plans

Under certain circumstances, you may roll over an amount from another plan to this plan. The amount comes from contributions made because of your past participation in that other plan. A rollover may include an outstanding plan loan balance if you are affected by a business event that results in a change of employer.

This is a rollover contribution and it becomes a part of your vested account.

A direct rollover (a distribution paid directly to the plan) may come from:

- other qualified plans (including after-tax employee contributions and excluding any portion of a designated Roth account)
- tax sheltered annuity plans (including after-tax employee contributions and excluding any portion of a designated Roth account)
- governmental 457 plans (excluding any portion of a designated Roth account)

A participant rollover (a distribution first paid to you) may come from:

- other qualified plans (excluding after-tax employee contributions and any portion of a designated Roth account)
- tax sheltered annuity plans (excluding after-tax employee contributions and any portion of a designated Roth account)
- governmental 457 plans (excluding any portion of a designated Roth account)
- traditional IRAs if the amounts would be included in gross income

A participant rollover may include the repayment of a loan that became due and payable within your current taxable year.

Rollover contributions must meet federal rules (including timing requirements) so ask the plan administrator if you are interested in knowing more about them. You decide how to use the investment options for your rollover contributions.

Top-heavy Plans

For any year in which a plan is top-heavy, there are minimum requirements for contributions.

The plan administrator can tell you if the plan is top-heavy and if the minimums apply.

Assigning Your Benefits

Benefits under the plan cannot be assigned, transferred, or pledged to someone else. The plan does make the following exceptions:

- Qualified domestic relations orders such as alimony payments or marital property rights to a spouse or former spouse.

- Any offset to your benefit per a judgment, order, decree, or settlement agreement because of a conviction of a crime against the plan or a violation of ERISA.

The plan administrator will tell you if either of these exceptions applies to you.

Your Social Security Benefits

Your benefits from this plan are in addition to your benefits from Social Security. You should make your application for Social Security (and Medicare) benefits three months before you wish Social Security payments to begin.

Claiming Benefits Under the Plan

Apply for benefits to the plan administrator. You will need to complete all necessary forms and supply needed information, such as the address where you will get your checks.

Your claim will be reviewed and a decision made within 90 days. In some cases the decision may be delayed for an additional 90 days. If so, you will be notified in writing before the end of the initial 90-day period. The notice will include the reason for the delay and the date when the decision is expected to be made.

If you make a claim and all or part of it is refused, you will be notified in writing. You will be told:

- the specific reason or reasons why your claim was refused,
- references to specific provisions of the plan governing the decision,
- what additional information is needed, if any, and why it is needed, and
- what steps you should take to have your claim reviewed, including time limits on requesting a review, and that you have a right to sue if upon review your claim is refused.

You have 60 days after you receive written notice your claim is refused to make a written appeal to the plan administrator. If you appeal, you may also submit written comments, documents, records, and other information relating to the claim. You may request free of charge, access to, and copies of, all documents, records, and other information on which the determination was based. The plan administrator will review the claim taking into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

A decision will be made on your appeal within 60 days. In some cases the decision may be delayed for an additional 60 days. If so, you will be notified in writing before the end of

the initial 60-day period. The notice will include the reason for the delay and the date when the decision will be made.

If you make an appeal and all or part of your claim is refused, you will be notified in writing. You will be told:

- the specific reason or reasons why your claim was refused,
- references to specific provisions of the plan governing the decision,
- you may request and receive free copies of all documents, records, and other information on which the determination was based, and
- you have a right to sue.

Any civil action must be filed no later than one year after the date listed on the latest notice you received that your claim was refused.

You may authorize a representative to act on your behalf with respect to a benefit claim or an appeal. You will have to complete the necessary forms to designate an authorized representative to act on your behalf. In that case, all information and notices will be given to the representative unless you direct otherwise.

The plan administrator will perform periodic examinations, reviews, or audits of benefit claims to determine whether determinations have been made in accordance with plan documents and plan provisions have been consistently applied.

Plan Expenses

The Employee Retirement Income Security Act of 1974 (ERISA) allows certain expenses directly related to operating the plan to be paid from your account. Also, specific fees may be charged directly to your account in response to transactions that you request under the plan. Plan expenses could include any of the following:

- Investment management fees and other expenses that apply to specific investments in which your account and the accounts of other plan participants are invested are expenses related to the operation of the plan and are adjustments to the investment rate that is credited to that specific investment.
- Per-use fees:
    - Loan administration fees - fees associated with taking a loan from the plan.
    - Withdrawal processing fees - fees associated with an in-service withdrawal (that may or may not apply to a hardship withdrawal).

- Distribution processing fees - fees associated with taking a distribution from the plan.
- QDRO qualification fees - fees charged to process a "qualified domestic relations order" if a portion of your account is assigned to an alternate payee. Typically, this is an assignment to a former spouse in the context of a divorce.

You may contact the plan administrator for more information on plan expenses.

Changing or Stopping the Plan

The plan can be changed at any time. We will notify you of any changes that affect your benefits.

Benefits you have earned as of the date the plan is changed may not be reduced except as required by law. If the plan is changed, the plan administrator can tell you which benefits and forms of payment are preserved for you.

An earlier version of the plan may continue to apply in certain situations. For example, participants who stop working for us have their eligibility for benefits determined under the version in effect when they stopped working.

The plan can be terminated (stopped). If the plan is terminated, your account will be 100% vested and nonforfeitable. Your account will be held under the plan and continue to be credited with investment earnings until it is used to provide benefits according to the terms of the plan.

The Plan and the Pension Benefit Guaranty Corporation (PBGC)

Because the plan is a defined contribution plan, we keep individual accounts for all participants. The Employee Retirement Income Security Act of 1974 (ERISA) excludes plans like this one from insurance provided through the PBGC.

Military Service

You may be entitled to certain benefits under the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA). The benefits you are entitled to will be determined at the time you return to work for us based on your period of military service and whether or not you returned to work during the period of time in which you have reemployment rights.

You or your survivor may be entitled to additional benefits under the Heroes Earnings Assistance and Relief Tax Act of 2008 (HEART Act). You may choose to have all or any part of your vested account resulting from 401(k) elective deferral contributions paid to you while you are on active military duty for more than thirty days. After you receive such contributions, you may not make 401(k) elective deferrals or other contributions to our

plan(s) for six months. If you die or become disabled during your period of military service and you would have been entitled to reemployment rights under USERRA, your account will be 100% vested. You may also be eligible for employer contributions made for the plan year in which you die or become disabled.

PART 7 FACTS ABOUT THE PLAN

The terms of the plan do not guarantee your employment with us.

Plan Sponsor and Identification Number

ACNB Bank
PO BOX 3129
GETTYSBURG, PA 17325

EIN: 23-0581360

Plan Name and Plan Number

ACNB Bank Salary Savings Plan

PN: 002

Type of Plan

Defined Contribution 401(k) Profit Sharing Plan

ERISA 404(c) compliant

Plan Administrator

ACNB Bank
PO BOX 3129
GETTYSBURG, PA 17325

Telephone: (717) 339-5285

Type of Administration

Employer

Loan Administrator(s)

Sandra A. Deaner

Plan Year

January 1 through December 31

Designated IRA for Automatic Rollovers

The IRA designated for automatic rollovers is an interest-bearing savings account. Fees and expenses will be paid by you. For more information about the designated IRA and related fees, contact:

Emily E Berwager
First Vice President & Human Resource Manager
ACNB
PO BOX 3129
GETTYSBURG, PA 17325

(717) 339-5285

Funding Medium(s)

The plan sponsor makes contributions to the plan. Those contributions are held under a trust fund (see Trustee information below) for purposes of providing benefits for participants of the plan.

The annuity contract is issued by:
Principal Life Insurance Company
711 High Street
Des Moines, IA 50392-0001

Trustee(s) of the Plan

James P Helt
President
ACNB Bank
PO Box 3129
Gettysburg, PA 17325-0129

Emily E Berwager
First VP & HR Mgr
ACNB Bank
PO Box 3129
GETTYSBURG, PA 17325-0129

Lynda L Glass
Executive Vice Presid/CRO
ACNB Bank
PO Box 3129
Gettysburg, PA 17325-0129

Agent for Legal Process of the Plan

President
ACNB Bank
PO Box 3129
Gettysburg, PA 17325-0129

Service of legal process may also be made on the plan administrator or a plan trustee.

Legal action may not be brought more than two years following the date such cause of action or proceeding arose.

Additional Information

For more information about the Principal Financial Group® or the plan, you may access The Principal® website at www.principal.com or call the interactive voice response system at 1-800-547-7754.

The following is a member company of the Principal Financial Group®:

- Principal Life Insurance Company